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Exhibit 23.8

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

August 10, 2017

        The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of Ranger Energy Services, Inc. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our following reports: "Drilling and Production Outlook—December 2016," "Drilling and Production Outlook—March 2017," "Well Servicing: Market Evaluation Excerpts—December 2016" and "Well Servicing: Market Evaluation—Q1 2017."

[Signature page follows]

Spears & Associates
By:	/s/ RICHARD B. SPEARS
	Name:	Richard B. Spears
	Title:	Vice President

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  Exhibit 23.8
CONSENT TO BE NAMED IN REGISTRATION STATEMENT